                                                                  Rule 424(b)(3)
                                                                      333-112274


            Addendum to Prospectus Supplement Dated February 27, 2004


                                                  Dated: May 1, 2005


                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $2,100,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on May 1, 2005 and terminating on May 31, 2005 is $3,580 representing an effective yield to maturity of 5.30%.

Effective as of May 1 2005, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $2,100,000,000.

To ensure purchase of a Bond at such interest rate, all supporting documentation must be received in a form acceptable to Israel and the full purchase must be accepted by Israel by May 25, 2005.